Exhibit 99.1

Enduro Royalty Trust Announces Monthly Net Profits Interest Calculation

AUSTIN, Texas—(BUSINESS WIRE)—November 17, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced the net profits interest calculation for November 2017. The net profits interest calculation primarily represents oil production during August 2017, natural gas production during July 2017, and costs incurred in September 2017.

As previously disclosed, in early September, four gross (0.45 net) wells were completed in the Haynesville and began producing at a combined 24-hour gross rate of over 73 MMcf/D. The combined average first 60-day production from the wells was 55.1 MMcf/D, or approximately 6.2 MMcf/D net to the 11.4% working interest owned by Enduro Resource Partners LLC (“Enduro”), the sponsor of the Trust. This 60-day average is consistent with the first 30-day combined average from the wells, but Enduro expects the wells to begin natural production declines typical for the area in the near future. Due to capital expenditures incurred completing these Haynesville wells during September 2017, direct operating and development expenses for the current month net profits interest calculation exceeded cash receipts and, as a result, no distribution will be paid to the Trust’s unitholders in December 2017. In the Elm Grove area where the wells were drilled, Enduro owns a total of 1,737 net acres.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	60,715	1,959	275,510	8,887	$44.26	$2.88
Prior Month	60,677	1,957	292,494	9,750	$43.60	$2.77

As the Haynesville wells began producing in early September 2017 and the natural gas sales volumes reported above primarily represent sales volumes in July 2017, none of the results from these wells are included in sales volumes or natural gas receipts. Enduro anticipates natural gas sales from these new wells to be included in distributions beginning in early 2018.

The following table displays the net profits interest calculation for the current month and the resulting shortfall in net profits:

Gross profits:
Oil cash receipts	$2,687,323
Natural gas cash receipts	792,296
Total	3,479,619

Costs:
Direct operating expenses:
Lease operating expenses	2,037,000
Compression, gathering and transportation	161,000
Production, ad valorem and other taxes	288,000
Development expenses	1,505,000
Total	3,991,000

Net profits shortfall attributable to underlying properties	(511,381)
Percentage allocable to net profits interest	80%
Net profits shortfall to Trust from net profits interest	(409,105)
Net profits shortfall carryforward from prior month	(12,262)
Cumulative net profits shortfall to Trust from net profits interest	(421,367)

The cumulative shortfall in net profits will be deducted from any net profits in next month’s net profits interest calculation. At this time, Enduro anticipates that capital development expenses in next month’s distribution calculation will be minimal, totaling less than $0.1 million.

Oil cash receipts for the properties underlying the Trust totaled $2.7 million for the current month, a slight increase from the prior month calculation primarily as a result of an increase in the realized wellhead price. Natural gas receipts were consistent with the prior month, totaling $0.8 million, as a result of offsetting variances between sales volumes and sales prices. Natural gas sales volumes declined due to payment timing and natural production variances.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, totaled $2.5 million, a decrease of $0.2 million from the prior month as a result of decreased lease operating expenses. Of the total $1.5 million in capital expenditures during September 2017, approximately $1.1 million related to the four gross (0.45 net) wells in the Haynesville. Through September 2017, capital expenditures incurred for the Haynesville wells has totaled $3.4 million.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include statements regarding future distribution calculations and expected expenses, including capital expenditures. Although no distribution will be made in December 2017, normally the anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555